UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
INTEROIL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Yukon Territory, Canada	None

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Level 1 60-92 Cook Street Cairns, Australia	Queensland 4870

(Address of Principal Executive Offices)	(Zip Code)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
     Securities Act registration statement file number to which this form relates: N/A.
     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares, no par value per share	New York Stock Exchange
     Securities to be registered under Section 12(g) of the Act: None.

Item 1. Description of the Registrant’s Securities to be Registered.
The description of the Common Shares, no par value per share (“Common Shares”), of InterOil Corporation (the “Registrant”), is set forth below. The Common Shares currently trade on the NYSE Amex under the symbol “IOC”. The Registrant has applied to have the Common Shares listed on the New York Stock Exchange.
Authorized Capital
The Registrant’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series. As of March 19, 2009, 36,606,623 Common Shares and no preferred shares were issued and outstanding.
Common Shares
Holders of Common Shares are entitled to one vote for each Common Share held at any meeting of shareholders and to receive, out of all profits or surplus available for dividends, any dividends declared by the Registrant on the Common Shares, and to receive any of the remaining property of the Registrant in the event of its liquidation, dissolution or winding up, whether voluntary or involuntary.
Incentive Plans
The Registrant adopted the InterOil Corporation 2006 Incentive Stock Plan on May 10, 2006 (the “2006 Incentive Plan”), which allows participating employees to purchase Common Shares. Option exercise prices relate to the market price for the Common Shares on the date the options were granted. Options granted under the 2006 Incentive Plan are generally fully exercisable after two years or more and expire five years after the grant date. Default provisions in the 2006 Incentive Plan rules provide for immediate vesting of granted options and expiration ten years after the grant date. Options granted under a predecessor plan, the InterOil Corporation Incentive Stock Plan adopted February 17, 2003 (as amended) (the “Original Incentive Plan”), also remain outstanding.
Shareholder Rights Plan
On May 27, 2007, the Registrant entered into a Shareholder Rights Plan (the “Rights Plan”) with Computershare Investor Services Inc., as Rights Agent, which was approved by the Registrant’s shareholders at the June 25, 2007 annual and special meeting of shareholders. The Rights Plan was adopted to ensure, to the extent possible, that all shareholders of the Registrant are treated fairly in connection with any take-over bid for the Registrant. As long as a bid meets certain requirements intended to protect the interests of all shareholders (a “Permitted Bid”), the provisions of the Rights Plan will not be invoked. A bid will be a Permitted Bid if it is made by way of a take-over bid circular, remains open for a minimum of 60 days and otherwise complies with the Permitted Bid provisions of the Rights Plan. If a bid is not a Permitted Bid, then the Rights Plan will be invoked by an acquisition of 20% or more of the outstanding Common Shares. Under the provisions of the Rights Plan, one right has been issued for each Common Share outstanding. The rights will trade together with the Common Shares and will not be separable from the Common Shares or exercisable unless a take-over bid is made which is not a Permitted Bid. The rights will entitle shareholders, other than shareholders making the take-over bid, to purchase additional Common Shares at a substantial discount to the market price at the time. Phil Mulacek, the Chairman and Chief Executive Officer of the Registrant, holds a proportion of the Common Shares and, subject to certain grandfather provisions in the Rights Plan, his shareholdings will not trigger the Rights Plan.
The Rights Plan is similar to those adopted by other Canadian listed companies. Summaries of the key terms of the Rights Plan are set forth in Appendix E to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007, which is incorporated by reference herein. A copy of the Rights Plan is also being filed herewith.

Item 2. Exhibits.
The following documents are filed as exhibits hereto:

Exhibit
Number	Description

4.1	Articles of Continuance of the Registrant (incorporated by reference to Appendix B of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Registrant (incorporated by reference to Appendix C of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Registrant and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5*	Specimen Stock Certificate of the Registrant’s Common Shares.

4.6	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.4).

*	Filed herewith

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 27, 2009	INTEROIL CORPORATION
	By:	/s/ Phil Mulacek
Phil Mulacek
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Continuance of the Registrant (incorporated by reference to Appendix B of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Registrant (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No. 1 of the Registrant (incorporated by reference to Appendix C of Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 1, 2007).

4.4	Shareholder Rights Plan Agreement dated as of May 28, 2007, between the Registrant and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Report of Foreign Private Issuer on Form 6-K filed June 12, 2007).

4.5*	Specimen Stock Certificate of the Registrant’s Common Shares.

4.6	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.4).

*	Filed herewith